Exhibit 10.1

September 27, 2005

George T. Robson

[address]

Dear George:

Reference is made to the letter agreement (“Agreement”) dated June 6, 2005 by and between you and Dendrite International, Inc. (“Dendrite”) which sets forth the terms and conditions of your employment as interim chief financial officer.  The purpose of this letter is to amend certain terms of the Agreement.

The Term, as defined in the Agreement, is amended to provide that you will serve as interim chief financial officer until November 11, 2005.  All other terms and conditions of the Agreement remain unchanged.

If acceptable, please sign where indicated below to acknowledge your agreement to the terms of this letter.

Sincerely,

DENDRITE INTERNATIONAL, INC.

By:	CHRISTINE PELLIZZARI
Christine Pellizzari
Senior Vice President, General Counsel and Secretary

Agreed and accepted:

GEORGE T. ROBSON
George T. Robson
Dated: September 27, 2005